UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 6, 2016
Date of Report
(Date of earliest event reported)

ABM Industries Incorporated

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8929 (Commission File Number)	94-1369354 (IRS Employer Identification No.)

551 Fifth Avenue, Suite 300

New York, New York

10176
(Address of principal executive offices, including zip code)

(212) 297-0200

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2016, the Compensation Committee of the Company approved an equity grant of 61,855 performance share units to James P. McClure. The grant was approved in recognition of Mr. McClure’s new responsibilities as Chief Operating Officer and to reflect his role in leading the implementation of the Company’s 2020 Vision, which have resulted in numerous and significant changes to the Company’s business and operations since its announcement in September 2015 and which changes will continue through fiscal year 2017. As a result, the Committee rescinded and cancelled the performance share units that were granted to Mr. McClure in January 2015 prior to the announcement of the 2020 Vision and Mr. McClure’s change in position.

The new performance share unit award will vest on October 31, 2017 if the Company achieves income from continuing operations before taxes of at least $100 million in fiscal year 2017, as adjusted in accordance with pre-specified provisions. The performance share units granted to Mr. McClure do not contain accelerated vesting in the event of retirement or involuntary termination prior to the vesting date. In the event his employment ends earlier due to his death or disability, unvested performance share units may vest on a prorated basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ABM INDUSTRIES INCORPORATED

By:	/s/ Sarah H. McConnell
Name:	Sarah H. McConnell
Title:	Executive Vice President and General Counsel

Dated: June 10, 2016